Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-205481 of The Kraft Heinz Company of our report dated September 19, 2016, with respect to the statements of net assets available for benefits of H.J. Heinz Company Employees Retirement and Savings Plan as of December 31, 2015, which report appears in the December 31, 2016 annual report on Form 11-K of Kraft Heinz Savings Plan (formerly the H.J. Heinz Company Employees Retirement and Savings Plan).

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 20, 2017